Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ENSCO International Incorporated:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-58625, 333-10733, 33-40282, 333-97757, and 333-125048) and on Form S-3 (No. 333-37897) of ENSCO International Incorporated of our reports dated February 26, 2008, with respect to the consolidated balance sheets of ENSCO International Incorporated as of December 31, 2007 and 2006, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of ENSCO International Incorporated.

As discussed in note 8 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. As discussed in note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment. Also, as discussed in note 1 to the consolidated financial statements, the Company changed its method of quantifying errors in 2006.

/s/ KPMG LLP

Dallas, Texas
February 26, 2008